ACCOUNTING SERVICES AGREEMENT

        AGREEMENT dated as of February 26, 1998 between Waterhouse Securities, Inc. ("WSI"), a Delaware corporation, and Countrywide Fund Services, Inc. ("Countrywide"), an Ohio corporation.

       WHEREAS, National Investors Cash Management Fund, Inc. (the "Fund") is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), currently comprised of three separate investment portfolios (the "Portfolios"); and

        WHEREAS, WSI wishes to employ the services of Countrywide to provide the Fund with certain accounting and pricing services; and

        WHEREAS, Countrywide wishes to provide such services under the conditions set forth below;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, WSI and Countrywide agree as follows:

        1.      APPOINTMENT.

                WSI hereby appoints and employs Countrywide as agent to perform those services described in this Agreement for the Fund. Countrywide shall act under such appointment and perform the obligations thereof upon the terms and conditions hereinafter set forth.

        2.      CALCULATION OF NET ASSET VALUE.

                Countrywide will calculate the net asset value of each Portfolio of the Fund and the per share net asset value of each Portfolio of the Fund, in accordance with the Fund's current prospectus and statement of additional information, twice daily as of the times selected by the Fund's Board of Directors. Countrywide will prepare and maintain a valuation of all securities and other assets of the Fund in accordance with instructions from a designated officer of the Fund or WSI and in the manner set forth in the Fund's prospectus and statement of additional information as in effect from time to time. In valuing securities of the Fund, Countrywide may contract with, and rely upon market quotations provided by, outside services.

        3.      BOOKS AND RECORDS.

                Countrywide will maintain and keep current the general ledger for each Portfolio of the Fund, recording all income and expenses, capital share activity and security transactions of the Fund. Countrywide will maintain such further books and records as are necessary to enable it to perform its duties under this Agreement, and will periodically provide reports to the Fund and its authorized agents regarding share purchases and redemptions and trial balances

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of each Portfolio of the Fund. Countrywide will prepare and maintain complete, accurate and current records with respect to the Fund required to be maintained by the Fund pursuant to applicable statues, rules and regulations, including without limitation, under the Internal Revenue Code of 1986, as amended, (the
Code) and under the rules and regulations of the 1940 Act, and will preserve said records in the manner and for the periods prescribed therein. The retention of such records shall be at the expense of the Fund.

        All of the records prepared and maintained by Countrywide pursuant to this Section 3 which are required to be maintained by the Fund under the Code and the 1940 Act will be the property of WSI, on behalf of the Fund, and Countrywide agrees to make such records available for inspection by the Fund, by any designated affiliate or agent of the Fund, and by the Securities and Exchange Commission, at reasonable times, and otherwise to keep confidential all records and other information relative to the Fund, except when requested to divulge such information by duly constituted authorities and court process. In the event this Agreement is terminated, all such records shall be delivered to WSI at WSI's expense, and Countrywide shall be relieved of responsibility for the preparation and maintenance of any such records delivered to the Fund. In the event this Agreement is terminated by reason of Countrywide's failure to comply with any provision hereof, WSI shall not pay expenses of Countrywide in connection with its duties in this paragraph.

        4.      PAYMENT OF FUND EXPENSES.

                Countrywide shall process each request received from the Fund or WSI for payment of the Fund's expenses. Upon receipt of written instructions signed by two officers or other authorized agents of the Fund or WSI, Countrywide shall prepare checks in the appropriate amounts which shall be signed by an authorized officer of Countrywide and mailed to the appropriate party.

        5.      FORM N-SAR.

                Countrywide shall maintain such records within its control and shall be requested to assist the Fund in fulfilling the requirements of Form N-SAR.

        6.      COOPERATION WITH ACCOUNTANTS.

                Countrywide shall cooperate with the Fund's independent auditors and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such auditors for the expression of their unqualified opinion where required for any document for the Fund.

        7.      FURTHER ACTIONS.

                Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

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        8.      FEES.

                For the performance of the services under this Agreement, WSI shall pay Countrywide a monthly fee in accordance with the schedule attached hereto as Schedule A. The fees with respect to any month shall be paid to Countrywide on the last business day of such month. WSI shall also promptly reimburse Countrywide for the cost of external pricing services utilized by Countrywide. If this Agreement becomes effective subsequent to the first day of a month, or is terminated before the last day of a month, fees for the part of the month is Agreement is in effect shall be pro rated accordingly.

        9.      COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

                The parties hereto acknowledge and agree that nothing contained herein shall be construed to require Countrywide to perform any services for the Fund which services could cause Countrywide to be deemed an "investment adviser" of the Fund within the meaning of Section 2(a)(20) of the 1940 Act or to supersede or contravene the Fund's prospectus or statement of additional information or any provisions of the 1940 Act and the rules thereunder. Except as otherwise provided in this Agreement and except for the accuracy and completeness of information furnished to it by Countrywide, the Fund assumes full responsibility for complying with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended, and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund.

        10.     INDEMNIFICATION OF COUNTRYWIDE.

        A. Countrywide may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the 1940 Act and the rules thereunder, neither Countrywide nor its officers, directors, employees, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Fund or WSI in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or negligence on the part of any such persons in the performance of the duties of Countrywide under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Countrywide under this Agreement.

        B. Any person, even though also a director, officer, employee, or agent of Countrywide, or any of its affiliates, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund, to be rendering such services to or acting solely as an officer, director, employee or agent of the Fund and not as a director, officer, employee, shareholder or agent of or one under the control or direction of Countrywide or any of its affiliates, even though paid by one of those entities.

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        C. WSI shall indemnify and hold harmless Countrywide, its directors, officers, employees, agents, control persons and affiliates from and against any and all claims, demands, expenses and liabilities of any and every nature which Countrywide may sustain or incur or which may be asserted against Countrywide by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by Countrywide in good faith in reliance upon any certificate, instrument, order or share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instructions or written instructions of an authorized person of the Fund or WSI or upon the opinion of legal counsel for the Fund or WSI or its own counsel; or (ii) any action taken or omitted to be taken by Countrywide in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of Countrywide or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

        11.     INDEMNIFICATION OF FUND AND WSI.

                Countrywide shall indemnify and hold harmless the Fund and WSI, and their respective directors, officers, employees, agents, control persons and affiliates from and against any and all claims, demands, expenses and liabilities of any and every nature which the Fund or WSI or such persons may sustain or incur by reason of, or as a result of Countrywide's negligence, willful misconduct, bad faith, or reckless disregard of its duties hereunder.

        12.     TERMINATION.

                A. The provisions of this Agreement shall be effective on the date first above written, shall continue in effect for an initial two-year term and shall continue in force from year to year thereafter, but only so long as such continuance is approved (1) by Countrywide, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Fund's directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (3) by vote of a majority of the Fund's Board of Directors or a majority of the Fund's outstanding voting securities.

                B. Either party, or the Fund, may terminate this Agreement on any date by giving all parties at least sixty (60) days' prior written notice of such termination specifying the date fixed therefor. Upon termination of this Agreement, WSI shall pay to Countrywide such compensation as may be due as of the date of such termination, and shall likewise reimburse Countrywide for any out-of-pocket expenses and disbursements reasonably incurred by Countrywide to such date.

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                C. In the event that in connection with the termination of this
Agreement a successor to any of Countrywide's duties or responsibilities under this Agreement is designated by WSI by written notice to Countrywide, Countrywide shall, promptly upon such termination and at the expense of WSI, transfer to the Fund or its successor, as indicated by such notice, all records maintained by Countrywide under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from Countrywide's cognizant personnel in the establishment of books, records and other data by such successor. In the event this Agreement is terminated by reason of Countrywide's failure to comply with any provision hereof, WSI shall not pay any expenses of Countrywide in connection with its duties in this paragraph.

        13.     SERVICES FOR OTHERS.

                Nothing in this Agreement shall prevent Countrywide or any affiliated person (as defined in the 1940 Act) of Countrywide from providing services for any other person, firm or corporation (including other investment companies); provided, however, that Countrywide expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to WSI under this Agreement.

        14.     SEVERABILITY.

                In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

        15.     QUESTIONS OF INTERPRETATION.

                This Agreement shall be governed by the laws of the State of New York. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

        16.     NOTICES.

                All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

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        To WSI and the Fund:                    Waterhouse Securities, Inc.
                                                100 Wall Street
                                                New York, NY 10005
                                                Attention: Michele R. Teichner

        To Countrywide:                         Countrywide Fund Services, Inc.
                                                312 Walnut Street, 21st Floor
                                                Cincinnati, Ohio   45202
                                                Attention:  Robert G. Dorsey

or to such other address as any party may designate by notice complying with the terms of this Section 16. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery; (b) on the date telecommunicated if by telegraph; (c) on the date of transmission with confirmed answer back if by telex, telefax or other telegraphic method; and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

        17.     AMENDMENT.

                This Agreement may not be amended or modified except by a written agreement executed by both parties and approved by the Fund's Board of Directors.

        18.     BINDING EFFECT.

                Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

        19.     COUNTERPARTS.

                This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        20.     FORCE MAJEURE.

                If Countrywide shall be delayed in its performance of services or prevented entirely or in part from performing services due to causes or events beyond its control, including and without limitation, acts of God, interruption of power or other utility, transportation or communication services, acts of civil or military authority, sabotages, national emergencies, explosion, flood, accident, earthquake or other catastrophe, fire, strike or other labor problems, legal action, present or future law, governmental order, rule or regulation, or shortages of suitable parts, materials, labor or transportation, such delay or non-performance shall be excused and a reasonable time for performance in connection with this Agreement shall be extended to include the period of such delay or non-performance.

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        21.     MISCELLANEOUS.

                The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                WATERHOUSE SECURITIES, INC.



                                                By: /s/ John Chapel
                                                   -----------------------------
                                                   Its: President


                                                COUNTRYWIDE FUND SERVICES, INC.


                                                By: /s/ Richard Ingram
                                                   -----------------------------
                                                   Its: President

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                                                                     Schedule A



                                  COMPENSATION


Countrywide will receive a monthly fee with respect to each Portfolio, based upon the average net assets of such Portfolio during such month, in accordance with the following schedule:


Average Monthly Net Assets                              Monthly Fee

Less than $100,000,000                                  $2,000
$100,000,000 - $250,000,000                              3,000
$250,000,000 - $400,000,000                              4,000
$400,000,000 - $500,000,000                              4,500
$500,000,000 - $600,000,000                              5,000
Over $600,000,000                                        6,000 + .001%

The fee of .001% on assets over $600 million represents the asset based fee Countrywide is charged by SunGard.

The Portfolios will reimburse Countrywide for the cost of external pricing services used by the Portfolios.

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